Exhibit 10.5

Name of Participant:

Date of Grant:

Restricted Stock Units Granted:

IQVIA HOLDINGS INC.

2026 INCENTIVE AND STOCK AWARD PLAN

AWARD AGREEMENT

(Awarding Cash-Settled Restricted Stock Units)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between IQVIA Holdings Inc., a Delaware corporation (the “Company”), and the Participant named above (the “Participant”) pursuant to the provisions of the IQVIA Holdings, Inc. 2026 Incentive and Stock Award Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Participant is an Eligible Person as set forth in the Plan; and

WHEREAS, the Company considers it desirable and in its best interests that the Participant be given a personal stake in the Company’s growth, development and financial success through the grant of Restricted Stock Units (the “RSUs”) that will settle in cash paid through the Participant’s local payroll in local currency, based on the value of a share of Stock (“Shares”) when and as they vest. Each RSU represents an unfunded and unsecured right to receive an amount in cash equal to the Fair Market Value of one Share, subject to the terms and conditions set forth herein and in the Plan. The RSUs are not Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1. Grant of RSUs. Pursuant to the Plan, the Company has granted to the Participant on the date listed on Exhibit A hereto (the “Date of Grant”) an award of RSUs equal to the number of Shares set forth on Exhibit A hereto, subject to the terms and conditions of the Plan and this Agreement. For the avoidance of doubt, the total number of RSUs is subject to adjustment pursuant to Section 4.3 of the Plan. For purposes of this Agreement, if applicable, the “Employer” shall mean the Affiliate or Subsidiary of the Company that employs the Participant (if the Participant is not directly employed by the Company).

2. Nature of the RSUs. Each RSU represents the right to receive an amount in cash at the end of the applicable Vesting Date equal to the Fair Market Value of one Share on the applicable Vesting Date in accordance with Section 3 herein, subject to the risk of cancellation described herein and in the Plan. The Participant shall not at any time be deemed to be the holder of, or to have any rights with respect to dividends or other rights of a holder with respect to, any Shares underlying the RSUs.

3. Vesting. Provided that the Participant continues Service through the applicable vesting date, the RSUs shall become vested on the dates set forth in Exhibit A (each date, a “Vesting Date”). In no event will any RSUs that are not vested at the time of the termination of the Participant’s Service become vested following such termination.

4. Termination of Service Relationship. Any RSUs that are not vested at the time of the termination of the Participant’s Service will be forfeited for no consideration.

5. Settlement; Taxes.

(a) Not later than thirty (30) days following the applicable date on which any RSUs vest but in no event later than March 15th of the year following the year in which such vesting occurs, the Company shall pay to the Participant an amount in cash equal to the Fair Market Value (on the applicable Vesting Date) of a number of Shares equal to the number of RSUs that vest on such date.

(b) Regardless of any action the Company and/or, if applicable, the Employer, takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, or any payment in respect of the RSUs, and (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

(c) Prior to settlement of the Participant’s RSUs, if the Participant’s country of residence (and/or the country of Service, if different) requires withholding of Tax-Related Items, unless otherwise determined by the Committee, the Company shall withhold an amount otherwise payable upon the vesting and settlement of the RSUs to pay the Tax-Related Items with respect to settlement of the RSUs by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s), which amount withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding as contemplated herein is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and/or the Employer may withhold for Tax-Related Items with respect to the amounts payable hereunder from the Participant’s regular salary and/or wages or any other amounts payable to the Participant. The Company and/or the Employer, or their respective agents, at their discretion, may satisfy their withholding obligations with respect to Tax-Related Items by any other method of withholding determined by the Committee and permitted under applicable law. No payment will be made to the Participant (or the Participant’s estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, the Participant expressly consents and agrees to the withholding of cash payable in respect of the RSUs and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder or any other method permitted by applicable law and under the Plan. All other Tax-Related Items related to the RSUs and any payment made in settlement thereof are the Participant’s sole responsibility.

6. Non-Transferability of RSUs. The RSUs may not be transferred, pledged, hypothecated or assigned except as permitted by Section 15.3 of the Plan.

7. Forfeiture; Recovery of Compensation. The Committee may cancel, rescind, withhold or otherwise limit or restrict the RSUs or payment upon settlement of the RSUs at any time if the Participant is not in compliance with all applicable provisions of this Agreement, the Plan (including, but not limited to, Section 7 and Section 14 of the Plan) and any compensation recovery policy adopted by the Company, including (but not limited to) the Restatement Recovery Policy or the Supplemental Incentive-Based Compensation Recovery Policy, as may be applicable to the Participant, to facilitate compliance with applicable law, including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing. In addition, in consideration for the RSUs, the Participant hereby agrees that all outstanding incentive awards that have been made to the Participant under the Plan or otherwise are also subject to any clawback policy, including (but not limited to) the Restatement Recovery Policy or the Supplemental Incentive-Based Compensation Recovery Policy, as may be applicable to the Participant. For the avoidance of doubt, the clawback policy may provide for the forfeiture of any outstanding RSUs or the recoupment of any payment previously issued in connection with any award granted under the Plan. This Section 7 shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

8. Other Undertakings. To protect the interests of the Company and its direct and indirect Affiliates and Subsidiaries (individually, a “IQVIA Company” and collectively, the “IQVIA Companies”), including the confidential information of the IQVIA Companies and the confidential information of their respective customers, data suppliers, prospective customers and other companies with which the IQVIA Companies have a business relationship, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Company and the Participant agree as follows:

(a) The Participant acknowledges and agrees that he or she is bound by the confidentiality and other covenants contained in one or more restrictive covenant and confidentiality agreements that he or she has executed with a IQVIA Company, which covenants and agreements are incorporated herein by reference and shall survive any settlement, expiration, forfeiture or other termination of this Agreement or the RSU issuable hereunder. The Participant also acknowledges and agrees that the Company shall be an Affiliate for purposes of such restrictive covenant and confidentiality agreements.

(b) The Participant acknowledges that the opportunity to participate in the Plan and the financial benefits that may accrue from such participation, is good, valuable and sufficient consideration for the following:

(i)

The Participant acknowledges and agrees that he or she is and will remain bound by the non-competition, non-solicitation and other covenants contained in the restrictive covenant and confidentiality agreement(s) that he or she has executed with any of the IQVIA Companies to the fullest extent permitted by law.

(ii)

The Participant further acknowledges and agrees that if the Participant violates the provisions of an agreement referenced in Section 8(b)(i) hereof that the remedies available for breach of any such covenants shall include the following: (x) to the extent then outstanding, the forfeiture of the RSUs for no consideration, and (y) to the extent the RSUs have been settled on or after the date that is eighteen (18) months before Participant’s cessation of Service, repayment to the Company of any amounts paid to the Participant in connection with such settlement.

(iii)

The Participant further acknowledges and agrees to the Company’s application, implementation and enforcement of (1) the policy set forth in Section 8(b)(ii) of this Agreement and (2) and any provision of applicable law, stock exchange rule or Company policy relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such policy (as applicable to the Participant) or applicable law, stock exchange rule or any other applicable Company policy without further consent or action being required by the Participant. For purposes of Section 8(b)(iii) and Section 7 of this Agreement, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold amounts paid under the Plan to re-convey, transfer or otherwise return such amounts to the Company, if applicable. To the extent that the terms of this Agreement and such policy conflict, the terms of such policy shall prevail.

(iv)

By accepting the RSUs, the Participant consents to one or more deductions from any amounts any IQVIA Company owes the Participant from time to time in an aggregate amount equal to all amounts described in Section 8(b)(ii) hereof, to the extent such deductions are permitted by applicable law. Any such deduction from an amount that constitutes a deferral of compensation under Code Section 409A may only take place at the time the amount would otherwise be payable to the Participant, except to the extent permitted by Code Section 409A.

9. Participant Data Privacy. The Company is located at 2400 Ellis Road, Durham, North Carolina 27703, U.S.A. and grants RSUs under the Plan to employees of the Company and its Affiliates and Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”).

(a) Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including but not limited to, the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (collectively, “personal data”). In granting the RSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating cash in settlement of the RSUs and implementing, administering, and managing the Plan. The Company’s Personal Data Activities are necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate business interest of managing and generally administering employee equity awards. The legal basis for the Personal Data Activities is the Company’s legitimate business interest of implementing, administering and managing the Plan and generally administering equity awards. In those jurisdictions where the Participant’s consent to the Personal Data Activities is required, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(b) Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to E*TRADE Corporate Financial Services, Inc. and E*TRADE Securities LLC (collectively, “E*TRADE”), an independent service provider based in the United States of America, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Company can only meet its contractual obligations to the Participant if the Participant’s personal data is transferred to the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. When transferring the Participant’s personal data to the United States, the Company provides appropriate safeguards, such as the EU Standard Contractual Clauses, EU-U.S. Data Privacy Framework, or other adequate agreements.

(d) Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. If the Company keeps the Participant’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be to comply with relevant laws or regulations.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent, if required, is purely voluntary. The Participant may reject participation in the Plan or withdraw the Participant’s consent, if applicable, at any time. If the Participant rejects participation in the Plan, does not consent, if applicable, or withdraws consent, if applicable, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing Service or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(f) Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country. For example, the Participant’s rights may include the right to (i) request access to or copies of personal data the Company processes, (ii) request rectification of incorrect personal data, (iii) request deletion of personal data, (iv) place restrictions on the processing of personal data, (v) lodge complaints with competent authorities in the Participant’s country of residence (and country of Service, if different) and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact their local human resources representative.

10. Miscellaneous.

(a) Notices. Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the last address shown in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) Entire Agreement. This Agreement, Exhibit A and the Plan constitute the entire agreement and understanding between the Participant and the Company regarding the RSUs, and any prior agreements, commitments or negotiations concerning the RSUs are superseded. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. By accepting this award of RSUs, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan shall control, except as expressly provided herein. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, Exhibit A the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received this Agreement, Exhibit A and the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control unless otherwise required by applicable law. The headings preceding the text of the sections hereof are inserted solely for the convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(c) Severability. Any provision of this Agreement or Exhibit A that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement or Exhibit A invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(d) Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and the Participant’s Beneficiaries, heirs, executors, administrators, successors and assigns.

(e) Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law. Any legal proceeding arising out of the Plan or this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware. The Participant agrees to submit to personal jurisdiction and to venue in those courts. The Participant further agrees to waive all legal challenges and defenses to the appropriateness of Delaware as the site of any such legal proceeding and to the application of the laws of the State of Delaware and any applicable U.S. federal laws.

(f) Code Section 409A; No Deferral of Compensation. The RSUs are intended to be exempt from the requirements of Code Section 409A. The Plan and the Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of Code Section 409A, the Company may, at the Company’s sole discretion and without the Participant’s consent, amend this Agreement to cause the terms and conditions of this Agreement to comply with Code Section 409A or be exempt from Code Section 409A. Notwithstanding the foregoing, in no event shall the Company or its Subsidiaries or Affiliates or the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

11. Participant Acknowledgements.

(a) In accepting the RSUs, the Participant acknowledges and agrees: (i) that the Plan is discretionary in nature and may be amended, cancelled, suspended or terminated by the Company at any time; (ii) that the grant of the RSUs does not create any contractual or other right to receive future grants of RSUs or any right to continue Services with any IQVIA Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the RSUs had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the RSUs is an extraordinary item of compensation that is outside the scope of the Participant’s Services contract if any; (vii) that the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and (viii) that the grant of RSUs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

(b) The grant of the RSUs does not give the Participant any right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, affect the right of the Company or any of its Subsidiaries or Affiliates, to discharge (as may otherwise be permitted under local law) or discipline the Participant at any time, or affect any right of the Participant to terminate their Service at any time.

(c) The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future. The terms of future RSUs, if any, will be determined by the Committee in its sole discretion, including, but not limited to, the form and timing of such award, the number of Shares subject to the RSUs, and the vesting provisions applicable to the RSUs.

(d) The grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of Service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

(e) As a condition to the grant of the RSUs, the Participant agrees to repatriate all payments attributable to an award under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of Service, if different). In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company, its Affiliates, Subsidiaries and/or the Employer, as may be required to allow the Company, its Affiliates, Subsidiaries and/or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of Service, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country of residence (and country of Service, if different).

12. Acceptance. If the Participant does not want to accept the RSUs on the terms and conditions set out in this Agreement, the Plan and/or any related documents, the Participant may choose the “Decline” button. The RSUs will then be cancelled and no other benefit will be due to the Participant in lieu thereof. If the Participant does not “Decline” the RSUs within ten (10) days receipt of this Agreement, the Participant shall be deemed to have accepted the RSUs and shall be deemed to have agreed to the terms and conditions set out in this Agreement, Exhibit A, the Plan and/or any related documents. By choosing the “Accept” button, the Participant accepts the RSUs as described herein and agrees to the terms and conditions set out in this Agreement, Exhibit A, the Plan and any related documents. Copies of the Plan and such related documents are being provided to the Participant as part of this Agreement.

IQVIA HOLDINGS INC.

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